Vellmer & Chang
Chartered Accountants *

505 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 10, 2006, with respect to the balance sheet of Colombia Goldfields Ltd. as at December 31, 2005 and the related statements of stockholders' equity, operations and cash flows for the year then ended and for the cumulative period from March 25, 2003 (date of inception) to December 31, 2005, included in the filing of the registration Statement Form SB-2, dated September 19, 2007.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, British Columbia	"Vellmer & Chang"
Canada	Chartered Accountants
September 19, 2007